PURCHASE, SALE AND

                       TERMINATION OF INTERESTS AGREEMENT

                                       BY

                                       AND

                                     BETWEEN

                         BEKAERT CORPORATION ("SELLER"),

                           N.V. BEKAERT S.A. ("NVB"),

                                       AND

                    ENERGY CONVERSION DEVICES, INC. ("BUYER")





                               DATED: MAY 14, 2003








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                                TABLE OF CONTENTS


Section 1.  PURCHASE AND SALE OF OWNERSHIP INTERESTS .........................1

  1.1   PURCHASE AND SALE OF BESS INTEREST                                    1
  1.2   PURCHASE AND SALE OF USSC INTEREST                                    2
  1.3   PURCHASE AND SALE OF MEXICO SHARE                                     2
  1.4   ASSIGNMENT                                                            2
  1.5   PURCHASE PRICE                                                        2
  1.6   ESCROW ACCOUNT                                                        2

Section 2.  RELEASE OF LIABILITIES OF NVB; ASSUMPTION OF LIABILITY;
            RETAINED LIABILITY ...............................................3

  2.1   RELEASED LIABILITIES                                                  3
  2.2   WRITTEN RELEASES; LETTERS OF CREDIT                                   3
  2.3   ASSUMPTION BY SELLER OF OBLIGATION TO CANON UNDER THE ECD NOTE        5
  2.4   RETAINED LIABILITIES                                                  6

Section 3.  ASSIGNMENT OF INTEREST AND ASSUMPTION OF OBLIGATIONS
            IN AGREEMENT .....................................................6

  3.1   LIMITED LIABILITY COMPANY AGREEMENT                                   6
  3.2   RELEASE OF SELLER                                                     6

Section 4.  TRANSACTION DOCUMENTS; AMENDMENTS AND TERMINATIONS; RELEASE ......6

  4.1   DOCUMENTS                                                             6
  4.2   DRAW DOWN; DISCHARGE ECD/BESS NOTE                                    8
  4.3   MUTUAL RELEASES                                                       8

Section 5   REPRESENTATIONS AND WARRANTIES OF SELLER .........................9

  5.1   ORGANIZATION; AUTHORIZATION                                           9
  5.2   GOVERNMENTAL AUTHORITIES; CONSENTS                                    9
  5.3   TITLE; BENEFICIAL OWNERSHIP OF USSC INTEREST                         10
  5.4   TITLE; BENEFICIAL OWNERSHIP OF BESS INTEREST                         10
  5.5   ABSENCE OF LIENS ON USS DE MEXICO SHARE                              10
  5.6   SELLER/BESS NOTE                                                     10
  5.7   FINDERS FEES                                                         10
  5.8   LITIGATION                                                           11
  5.9   INVESTIGATION; DISCLOSURES.                                          11

Section 6   REPRESENTATIONS AND WARRANTIES OF BUYER .........................12

  6.1   ORGANIZATION; AUTHORIZATION                                          12
  6.2   GOVERNMENTAL AUTHORITIES; CONSENTS                                   13
  6.3   INVESTMENT                                                           13
  6.4   FINDERS FEES                                                         13
  6.5   LITIGATION                                                           13
  6.6   ACCESS                                                               14
  6.7   DISCLOSURE                                                           14

Section 7   ADDITIONAL COVENANTS ............................................14


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

  7.1   WAIVER OF RIGHT OF FIRST REFUSAL                                     14
  7.2   CONSENT TO BUYER                                                     15
  7.3   ACCESS AND INVESTIGATION                                             15
  7.4   PAYMENT OF THE SINVACO OBLIGATION; WARRANTY WORK; AND EQUIPMENT      15
  7.5   PAYMENT OF THE BENG OBLIGATION                                       15
  7.6   PAYMENT OF THE BCC OBLIGATION                                        15
  7.7   CONSENTS OF THIRD PARTIES                                            15
  7.8   RESIGNATIONS                                                         15
  7.9   NVB-USSC LICENSE AGREEMENT                                           16
  7.10  NONCOMPETITION AGREEMENT                                             16
  7.11  EMPLOYEES                                                            16
  7.12  BRYS' CONSULTING AGREEMENT                                           17
  7.13  PUBLIC ANNOUNCEMENTS                                                 17
  7.14  FURTHER ASSURANCES                                                   17
  7.15  EXPENSES                                                             18
  7.16  PERFORMANCE OF DEVELOPMENT WORK                                      18
  7.17  CHANGE OF NAME                                                       18
  7.18  SATISFACTION OF CONDITIONS                                           19
  7.19  TAX MATTERS                                                          19
  7.20  TRADE RECEIVABLES                                                    21
  7.21  GARANTIE D'ACHEVEMENT                                                21
  7.22  INTENTIONALLY OMITTED                                                22
  7.23  TRANSITION PERIOD                                                    22
  7.24  SEVERANCE                                                            22
  7.25  NONSOLICITATION                                                      22
  7.26  OPEN PURCHASE ORDERS; UNPAID INVOICES                                22

Section 8   CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE ....................22

  8.1   MUTUAL CONDITIONS TO OBLIGATIONS OF NVB, SELLER AND BUYER            22
  8.2   CONDITIONS TO OBLIGATIONS OF BUYER                                   23
  8.3   CONDITIONS TO OBLIGATIONS OF SELLER                                  23

Section 9   CLOSING .........................................................24

  9.1   CLOSING                                                              24
  9.2   CLOSING OBLIGATIONS                                                  24

Section 10  TERMINATION .....................................................27

  10.1  EVENTS OF TERMINATION                                                27
  10.2  EFFECT OF TERMINATION                                                27

Section 11  INDEMNIFICATION .................................................28

  11.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES                           28
  11.2  INDEMNIFICATION BY BUYER                                             28
  11.3  INDEMNIFICATION BY NVB AND SELLER                                    29
  11.4  INDEMNIFICATION OF DIRECTORS AND OFFICERS                            29
  11.5  THIRD PARTY CLAIMS                                                   30

Section 12  DEFINITIONS .....................................................31

  12.1  DEFINITIONS                                                          31


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Section 13  DISPUTE RESOLUTION ..............................................36

  13.1  APPLICABILITY                                                        36
  13.2  PROCEDURE                                                            37
  13.3  SELECTION OF ARBITRATOR                                              37
  13.4  CONDUCT OF ARBITRATION                                               37

Section 14  MISCELLANEOUS ...................................................38

  14.1  NOTICES                                                              38
  14.2  BINDING EFFECT                                                       39
  14.3  HEADINGS                                                             39
  14.4  EXHIBITS AND SCHEDULES                                               39
  14.5  COUNTERPARTS                                                         39
  14.6  NO WAIVER OF RIGHTS                                                  39
  14.7  PRONOUNS                                                             39
  14.8  TIME PERIODS                                                         39
  14.9  MODIFICATION OR AMENDMENT                                            40
  14.10 ENTIRE AGREEMENT                                                     40
  14.11 NO ASSIGNMENT                                                        40
  14.12 SEVERABILITY                                                         40
  14.13 GOVERNING LAW                                                        40
  14.14 SURVIVAL                                                             40


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                 PURCHASE, SALE AND TERMINATION OF INTERESTS AGREEMENT
                 -----------------------------------------------------

      THIS PURCHASE, SALE AND TERMINATION OF INTERESTS AGREEMENT ("Agreement"), dated as of this 14th day of May, 2003, is made between Bekaert Corporation ("Seller"), a Delaware corporation, with its offices at 3200 West Market Street, Suite 303, Akron, Ohio 44333, N.V. Bekaert S.A. ("NVB"), a Belgian corporation, with its principal office at President Kennedypark 18, 8500 Kortrijk, Belgium, and Energy Conversion Devices, Inc. ("Buyer"), a Delaware corporation, with its principal office at 2956 Waterview, Rochester Hills, Michigan 48309. Seller, NVB and Buyer are sometimes referred to herein individually as a "Party" and collectively as "Parties."

                                    RECITALS:
                                    --------

      A. Seller and Buyer entered into a joint venture in April 2000, whereby Seller purchased an interest in United Solar Systems Corp. ("USSC"), a Delaware corporation, and USSC and Seller formed a Delaware limited liability company known as Bekaert ECD Solar Systems LLC ("BESS").

      B. Buyer owns an 81% ownership interest and Seller owns a 19% ownership interest in USSC.

      C. Seller owns a 60% ownership interest and USSC owns a 40% ownership interest in BESS.

      D. BESS owns a 90% ownership interest and USSC owns a 10% ownership interest in BESS Europe; BESS owns a 99.8% ownership interest in USS de Mexico, and Guy Haemers owns .1% and Stanford Ovshinsky owns .1% of USS de Mexico; and USSC owns a 60% ownership interest in Sky Solar.

      E. Buyer desires to purchase the USSC Interest and the BESS Interest from Seller, and Seller desires to sell and transfer the USSC Interest and the BESS Interest to Buyer, upon the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the promises and payments hereinafter set forth, and for other good and valuable consideration, the mutual receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       PURCHASE AND SALE OF OWNERSHIP INTERESTS
         ----------------------------------------

1.1. Purchase and Sale of BESS Interest. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and

         Buyer shall purchase all of Seller's right, title and interest in BESS representing a 60% Membership Interest in BESS (the "BESS Interest") as of the Closing Date.

1.2. Purchase and Sale of USSC Interest. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase all of Seller's right, title and interest in USSC representing 19% of the issued and outstanding shares of USSC (the "USSC Interest") as of the Closing Date. The BESS Interest and the USSC Interest together hereinafter the "Interests."

1.3. Purchase and Sale of Mexico Share. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, or shall cause, NVB's representative to sell, transfer and deliver to Buyer, or its designated party, and Buyer shall purchase all of such representative's right, title and interest in USS de Mexico, representing 0.1% of the issued and outstanding shares of USS de Mexico (the "USS de Mexico Share") as of the Closing Date.

1.4. Assignment of Seller/BESS Note. At the Closing, Seller shall transfer and assign to Buyer, without recourse, the Promissory Note dated September 27, 2002, made by Seller in favor of BESS in the principal amount of Twelve Million Two Hundred Thousand US Dollars
         (US $12,200,000) (the "Seller/BESS Note").

1.5. Purchase Price. The aggregate purchase price for the Interests, the Seller/BESS Note and the USS de Mexico Share shall be as follows:

1.5.1. Buyer shall pay Seller the amount of Six Million US Dollars (US $6,000,000), payable as follows:

1.5.1.1. At the Closing, Four Million US Dollars (US $4,000,000) in cash via wire transfer to an account designated by Seller; and

1.5.1.2. At the Closing, Two Million US Dollars (US $2,000,000) deposited into an escrow account pursuant to the Escrow Agreement (as described below).

1.5.2. Buyer shall obtain the release of certain liabilities of NVB as more fully set forth in Section 2.

1.6. Escrow Account. An escrow account shall be maintained for the funds set forth in Section 1.5.1.2 with Citibank, N.A. ("Escrow Agent"). Buyer and Seller shall enter into an escrow agreement with the Escrow Agent (the "Escrow Agreement"). The Escrow Agreement will provide that, subject to the occurrence of the Closing, the escrowed funds shall be disbursed on December 22, 2003 to Seller. The costs and fees of the Escrow Agent shall be borne equally between Seller and Buyer. Buyer shall have the


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

         right to all interest earned on the escrowed funds during such period from the Closing Date through December 22, 2003. The form of the Escrow Agreement shall be as set forth in Exhibit 1.6 attached.

2.       RELEASE OF LIABILITIES OF NVB; ASSUMPTION OF LIABILITY; RETAINED
         ----------------------------------------------------------------
         LIABILITY
         ---------

2.1 Released Liabilities. As part of its obligations under this Agreement Buyer shall obtain the full and complete release of the appropriate third party of NVB of the following liabilities of NVB (the "Released Liabilities"):

2.1.1 As soon as possible after the Closing Date but no later than August 31, 2003, NVB's guarantee of Canon, Inc. ("Canon") under the Guaranty Agreement executed by NVB in favor of Canon dated April 11, 2000, whereby NVB guaranteed Canon with regard to the Fujilease, and the other written agreements applicable to NVB related thereto (the "Canon Guaranty"); and

2.1.2 On or prior to the Closing Date, NVB's guarantee given to ABN AMRO Bank N.V. ("ABN AMRO") under the several guarantee executed by NVB in favor of ABN AMRO dated December 21, 2001 (the "ABN AMRO Several Guarantee"), with regard to the Facility Letter dated December 24, 2001 (the "ABN AMRO Facility Letter") for the grant by ABN AMRO to BESS of a facility available for the issuance of standby letters of credit relating to the LaSalle National Leasing Corp.'s Master Lease Agreement with BESS dated December 21, 2001 (the "LaSalle Lease"), and under the joint and several guarantee executed by NVB and Buyer in favor of ABN AMRO dated March 7, 2003 (the "ABN AMRO Joint and Several Guaranty") with regard to the ABN AMRO Facility Letter (collectively, the "ABN AMRO Guarantees"); and

2.1.3 As soon as possible after the Closing Date but no later than August 31, 2003, NVB's guaranty to Liberty 2001 Corp. (believed to be assigned to 3800 Lapeer LLC), as landlord (the "Landlord") under the Guaranty executed by NVB and Buyer in favor of Landlord dated February 12, 2001, as amended on February 15, 2002, with regard to the property located at 3800 Lapeer Road, Auburn Hills, MI (the "Landlord Guaranty").

2.2      Written Releases; Letters of Credit.

2.2.1    On the Closing Date, BESS shall purchase the equipment leased from


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         LaSalle National Leasing under the LaSalle Lease, thereby
         causing the termination of the LaSalle Lease, and the termination and release of all security held to secure the LaSalle Lease including, without limitation, the ABN AMRO letters of credit. On the Closing Date, Buyer shall deliver to NVB and Seller written evidence from ABN AMRO of its agreement to fully and completely release NVB from the ABN AMRO Guarantees, and upon payment on the Closing Date by BESS to LaSalle, ABN AMRO's agreement to sign and deliver the release of the ABN AMRO Guarantees, in the identical form of release attached hereto to Exhibit 2.2.1.

2.2.2 Buyer acknowledges and agrees that it must obtain the full and complete release of the Canon Guaranty and Landlord Guaranty, such releases to be in the form of Exhibit 2.2.2 or as otherwise acceptable to Seller in its sole discretion. Buyer cannot obtain such releases of the Canon Guaranty and the Landlord Guaranty prior to the Closing Date. NVB and Seller are willing to Close the transactions contemplated hereunder, but do not waive Buyer's obligation to obtain such releases of the Canon Guaranty and the Landlord Guaranty. Buyer shall obtain the releases of the Canon Guaranty and Landlord Guaranty as soon as possible after the Closing Date and in no event later than August 31, 2003. Buyer confirms its continued obligation to promptly obtain such releases, and as security for its obligations to obtain such releases shall obtain and deliver to NVB irrevocable, standby letters of credit in favor of NVB issued by Standard Federal Bank or some other reputable financial institution acceptable to NVB, in the full amount due under the Canon Guaranty and the Landlord Guaranty (collectively, the "Letters of Credit"). On or before August 31, 2003, Buyer shall also deliver to NVB the termination of the Global IP Agreement as to NVB. NVB shall retain all rights under the Note Guaranty, Canon Guaranty and Landlord Guaranty including rights of subrogation contained therein or arising thereunder.

2.2.3 If Buyer does not deliver the releases of the Canon Guaranty and Landlord Guaranty by August 31, 2003, in accordance with
         Section 2.2.2 above, then at any time thereafter, NVB may in its sole discretion and without notice to Buyer, draw on the Letters of Credit and use such funds to pay the underlying debt secured by the Canon Guaranty and the Landlord Guaranty and any applicable costs and expenses. Buyer shall fully cooperate with NVB in obtaining such releases with the applicable third parties.

2.2.4 At such time as the release of the Canon Guaranty is obtained and delivered to NVB, NVB shall assign to Buyer its rights under the


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         Amended and Restated Reimbursement and Security Agreement dated
         April 11, 2000, by and among Canon, USSC, BESS and NVB, and its rights under the Amended and Restated Second Agreement for Guarantee Fee dated April 11, 2000, by and among Canon, USSC and NVB. The assignments shall be effectuated by the Assignment and Assumption of Agreements in the form of Exhibit 2.2.4 attached hereto.

2.3      Assumption by Seller of Obligation to Canon under the ECD Note.
         In fulfillment of Seller's payment obligations under the Subscription Agreement and BESS's payment obligation under the ECD/BESS License Agreement, and in partial consideration for Buyer's obligations hereunder (including, without limitation, the delivery of the releases pursuant to Section 4.3 hereof), and among other things to minimize the continued disruption of its business operations relating to its investments in BESS and USSC, and to protect its business reputation and goodwill, at the Closing Seller shall assume all of Buyer's payment obligations under that certain Promissory Note made by Buyer dated April 11, 2000 in the original principal amount of Twelve Million US Dollars (US $12,000,000) payable to Canon (the "ECD Note"). Buyer (on behalf of itself and on behalf of BESS and USSC), Seller and NVB each acknowledges and agrees that the performance by Seller of Buyer's payment obligations under the ECD Note as contemplated by this Section, shall be deemed payment in full satisfaction of the Subscription Agreement and the ECD/BESS License Agreement pursuant to the terms thereof, and neither Seller nor Buyer shall have any right to receive any additional interest in BESS as a result of such payment. Without limiting the generality of the foregoing, the Parties acknowledge that their original intent in entering into the Subscription Agreement was not to provide unrestricted funds or working capital to BESS, but solely as a vehicle to pay the ECD/BESS License Agreement and ultimately to pay the ECD Note. Notwithstanding such intent or the termination of the Subscription Agreement pursuant to this Agreement, and except as otherwise specifically provided in this Section 2.3, Seller acknowledges and agrees that Seller's obligation to make payments under the ECD Note is unconditional. Subject specifically to the full, final, irrevocable and indefeasible termination and deemed satisfaction of the Subscription Agreement, Seller shall pay all amounts owing under the ECD Note when due, without demand upon or recourse to Buyer or BESS. In no event shall Seller's obligation to make payments under the ECD Note be conditioned upon the performance by Buyer or BESS of any obligations under the Subscription Agreement or the ECD/BESS License Agreement; provided, however, that Seller's obligation to make payments under the ECD Note is subject to the full, final, irrevocable and indefeasible termination and deemed satisfaction of the Subscription Agreement. In no event shall Seller be required to pay under both the ECD Note/Note Guaranty to Canon and the Subscription Agreement to BESS. The foregoing shall be effectuated by



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


         the Assumption Agreement in the form of Exhibit 2.3 attached hereto.

2.4 Retained Liabilities. NVB shall retain the liability under the Guaranty Agreement executed by NVB in favor of Canon dated April 11, 2000, whereby NVB guaranteed the ECD Note (the "Note Guaranty"), which shall be satisfied in full by the payment in full to Canon as provided in Section 2.3. As more fully set forth in the Termination and Release Agreement, except for the Note Guaranty or as expressly provided in this Agreement or in the Transaction Documents, after the Closing, neither NVB, Seller nor any of their Affiliates shall retain or be obligated to satisfy or perform any guaranty, liability, obligation or commitment with regard to Buyer, USSC, BESS or any of their Affiliates, of whatever nature, whether known or unknown, fixed or contingent.

3.       ASSIGNMENT OF INTEREST AND ASSUMPTION OF OBLIGATIONS IN AGREEMENT
         -----------------------------------------------------------------

3.1 Limited Liability Company Agreement. At the Closing, Seller shall assign to Buyer all of its rights under the Limited Liability Company Agreement of BESS dated April 11, 2000, between Seller and USSC, as amended on April 15, 2002 (the "LLC Agreement"), and Buyer shall assume all of Seller's obligations thereunder, and USSC shall consent to such assignment and assumption. The foregoing assignment and assumption shall be effectuated by an Assignment and Assumption Agreement with respect to the LLC Agreement in the form of Exhibit
         3.1 attached hereto ("LLC Assignment").

3.2 Release of Seller. Seller shall be released at the Closing from all of its obligations under the LLC Agreement, and such agreement shall be assumed from Seller by Buyer. The foregoing shall be effectuated by the LLC Assignment.

4.       DOCUMENTS; AMENDMENTS AND TERMINATIONS; RELEASE
         -----------------------------------------------

4.1 Documents. NVB and Seller have entered into the following agreements relating to Buyer, BESS, USSC and/or their Affiliates, which shall be terminated, amended or assigned at the Closing, unless otherwise provided in Section 2.2.2, as follows:

4.1.1 Foundation Agreement between Seller, Buyer and USSC, which shall be terminated as of the Closing Date pursuant to the Termination and Release Agreement;

4.1.2 LLC Agreement between Seller and USSC, which shall be assigned by Seller to Buyer as provided in Section 3.1;


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


4.1.3 Close Corporation Agreement between Seller, USSC and Buyer, which shall be terminated as of the Closing Date pursuant to the Termination and Release Agreement;

4.1.4 NVB-USSC License Agreement between NVB and USSC, which shall be terminated and amended as provided in Section 7.9;

4.1.5 Employee Lease Agreement between Seller and BESS, which shall be amended in accordance with Section 7.11.1;

4.1.6 Subscription Agreement between BESS, USSC and Seller, which shall be terminated and deemed satisfied as of the Closing Date pursuant to the Termination and Release Agreement;

4.1.7 Unification Agreement between Seller and USSC, which shall be terminated as of the Closing Date pursuant to the Termination and Release Agreement;

4.1.8 Noncompetition Agreement between Buyer, Seller and NVB, which shall be amended and restated as provided in Section 7.10;

4.1.9 Additional Interest Agreement between Buyer, Seller and USSC, which shall be terminated as of the Closing Date pursuant to the Termination and Release Agreement;

4.1.10 Guaranty Agreement by NVB in favor of Canon (relating to the ECD Note), which shall be retained by Seller as provided in
         Section 2.4;

4.1.11 Canon Guaranty, from which Buyer shall obtain the release of NVB by Canon as provided in Sections 2.1.1 and 2.2;

4.1.12 ABN AMRO Guarantees, from which Buyer shall obtain the release of NVB by ABN AMRO as provided in Sections 2.1.2 and 2.2;

4.1.13 Global IP Agreement between USSC, NVB, Buyer and Canon, which shall be terminated as to NVB as provided in Section 2.2.2;

4.1.14 Landlord Guaranty, from which Buyer shall obtain the release of NVB by Landlord as provided in Sections 2.1.3 and 2.2;

4.1.15   Contribution Agreement between NVB, Buyer, Seller and USSC, dated

         December 21, 2001, which shall be terminated as of the Closing Date pursuant to the Termination and Release Agreement;

4.1.16 The Agreements identified on Schedule 4.1.16 to be terminated shall be terminated as of the Closing Date pursuant to the Termination and Release Agreement; and

4.1.17 Except as otherwise provided in this Agreement and the Transaction Documents, all other agreements, oral or written, to which NVB, Seller or any of their Affiliates are a party with regard to Buyer, BESS, USSC and/or any of their Affiliates, shall be terminated as of the Closing Date pursuant to the Termination and Release Agreement.

4.2      Draw Down; Discharge ECD/BESS Note.

4.2.1 Draw Down of Seller/BESS Note. At or prior to the Closing Date, BESS will fully draw down the remaining principal, if any, of the Seller/BESS Note.

4.2.2    Intentionally Omitted.

4.2.3 Covenant of Buyer Regarding Discharge ECD/BESS Note. Buyer hereby covenants with Seller that it will not, prior to or at Closing, discharge or forgive any amounts under the Promissory Note dated September 27, 2002, made by Buyer in favor of BESS in the principal amount of Sixteen Million One Hundred Thousand US Dollars (US $16,100,000) (the "ECD/BESS Note").

4.2.4 Intercreditor Agreement. At the Closing, Seller, Buyer, USSC and BESS shall terminate the Intercreditor Agreement dated September 27, 2002, to which they are parties, as amended, with regard to all obligations of such parties arising after the Closing Date. The foregoing shall be effectuated by the Termination and Release Agreement.

4.3 Mutual Releases. At the Closing, Buyer, BESS and USSC, each on their own behalf and on behalf of their Affiliates, on the one hand, and NVB and Seller, each on their own behalf and on behalf of their Affiliates, on the other hand, shall completely release each other and their respective shareholders, directors, officers, employees, consultants, agents and representatives, from any and all Claims, known or unknown, in any way relating to or arising out of the BESS/USSC relationship, except as provided in the Termination and Release Agreement. To effectuate the foregoing, at the Closing, Buyer, BESS, USSC,

         NVB and Seller shall enter into a Termination and Release Agreement in the form attached as Exhibit 4.3 hereto.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER
         ----------------------------------------

         Seller represents and warrants to Buyer that the following statements contained in this Section 5 are true, complete and correct:

5.1 Organization; Authorization. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. NVB is a corporation validly existing and in good standing under the laws of Belgium. Each of Seller and NVB has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Transaction Document to be executed and delivered by or on behalf of it in connection herewith. The execution and delivery of this Agreement and each Transaction Document to be executed by Seller and NVB hereunder have been duly and validly authorized and approved by Seller's and NVB's board of directors, and no other corporate proceedings on the part of Seller or NVB are necessary to authorize the execution and delivery by Seller or NVB, as the case may be, of this Agreement and the Transaction Documents. This Agreement and each Transaction Document executed and delivered by Seller or NVB, as the case may be, pursuant to this Agreement (assuming the valid execution and delivery thereof by the parties thereto) constitutes, or when executed and delivered will constitute, legal, valid and binding obligations of Seller or NVB, as the case may be, enforceable in accordance with their terms.

5.2 Governmental Authorities; Consents. Except as set forth on Schedule 5.2, neither Seller nor NVB is required to submit any notice, report or other filing with any Governmental Authority in connection with Seller's execution, delivery or performance of this Agreement or any Transaction Document to be executed and delivered by Seller or NVB in connection herewith and the consummation of the transaction contemplated hereby, and such execution, delivery and performance:
         (a) will not violate any Law by which Seller or NVB is bound, or any agreement to which Seller or NVB is a party, (b) will not violate any provision of the Certificate of Incorporation or the By-Laws of Seller, or the Articles of Association or By-Laws of NVB, and (c) will not result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, any contract, agreement, instrument or indenture to which Seller or NVB is a party. Except as set forth on Schedule 5.2, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller or NVB in connection with Seller or NVB's execution, delivery and performance of this Agreement or any Transaction

         Document to be executed and delivered by Seller or NVB in connection herewith.

5.3 Title; Beneficial Ownership of USSC Interest. Seller owns beneficially and of record the USSC Interest free and clear of any Liens arising by or through Seller. Without limiting the foregoing, except as provided in this Agreement, neither Seller nor its Affiliates has transferred or otherwise disposed of or agreed to transfer or otherwise dispose of, either directly or indirectly, the USSC Interest or any portion thereof. Upon consummation of the transactions contemplated hereby, Buyer will acquire good, valid, legal and marketable title to the USSC Interest free and clear of any Liens arising by or through Seller. The USSC Interest constitutes all of the ownership interests of Seller and its Affiliates in USSC. The USSC Interest represents 19% of the issued and outstanding shares of USSC.

5.4 Title; Beneficial Ownership of BESS Interest. Seller owns beneficially and of record the BESS Interest free and clear of any Liens arising by or through Seller. Without limiting the foregoing, except as provided in this Agreement, neither Seller nor its Affiliates has transferred or otherwise disposed of or agreed to transfer or otherwise dispose of, either directly or indirectly, the BESS Interest or any portion thereof. Upon consummation of the transactions contemplated hereby, Buyer will acquire good, valid, legal and marketable title to the BESS Interest free and clear of any Liens arising by or through Seller. The BESS Interest constitutes all of the ownership interests of Seller and its Affiliates in BESS. The BESS Interest represents a 60% Membership Interest in BESS.

5.5 Absence of Liens on USS de Mexico Share. Neither Seller, NVB nor its representatives, have taken any direct action to place a Lien on the USS de Mexico Share. Without limiting the foregoing, except as provided in this Agreement, neither Seller, NVB nor their respective representatives has directly transferred or otherwise disposed of or agreed to transfer or dispose of the USS de Mexico Share. The USS de Mexico Share constitutes all of the ownership interests of Seller, NVB or their respective representatives in USS de Mexico.

5.6 Seller/BESS Note. Seller has not pledged the Seller/BESS Note to any third party.

5.7 Finders Fees. Except for Adams, Harkness & Hill, Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller upon consummation of the transactions contemplated by this Agreement. Seller and/or NVB shall pay all fees and expenses owed to Adams, Harkness & Hill, Inc.

5.8 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller or its Affiliates which question the validity of this Agreement, the Transaction Documents or any action taken or to be taken by Seller or its Affiliates in connection herewith, or that, individually or in the aggregate, would prevent, enjoin or delay the performance by the Seller or its Affiliates, as applicable, of this Agreement or any other Transaction Document. None of the Seller or its Affiliates is subject to any judgment that could reasonably be expected to prevent, enjoin or delay materially the performance by the Seller or its Affiliates, as applicable, of this Agreement or any other Transaction Document.

5.9      Investigation; Disclosures.

5.9.1 Buyer hereby acknowledges and agrees that neither Seller nor NVB has made or hereby makes, and each such Party specifically negates and disclaims, any representation, warranty, promise, covenant, agreement, and guaranty of any kind and character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning, or with respect to the nature, quality, and condition (financial or otherwise) of USSC, BESS, and their Affiliates, including without limitation as to the Know-How Cross-License Agreement, the Patent Cross-License Agreement and the Global IP Agreement, except as (and solely to the extent) specifically set forth in this
         Section 5. Buyer hereby acknowledges and agrees that in each case it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning USSC, BESS and their Affiliates; (ii) has been furnished with or given adequate access to such information concerning USSC, BESS, and their Affiliates, as it has requested; and (iii) shall not assert any claim against NVB, Seller or any of their Affiliates and any of their respective shareholders, members, managers, directors, officers, consultants, employees, agents, stockholders, or representatives or hold NVB, Seller or any such Affiliate liable for any inaccuracy, misstatement, or omission with respect to information furnished by NVB, Seller or any such Affiliate concerning USSC, BESS, and their Affiliates, except the representations and warranties of Seller contained in this Section.

         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT RELATING TO USSC, BESS AND THEIR AFFILIATES, SELLER AND NVB HEREBY DISCLAIM ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, AND GUARANTEES OF ANY KIND AND

         CHARACTER WHATSOEVER REGARDING THE MARKETABILITY AND PROFITABILITY OF, AND THE QUALITY OF TITLE TO, THE ASSETS OF USSC, BESS AND THEIR AFFILIATES. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS (AND SOLELY TO THE EXTENT) EXPRESSLY SET FORTH IN THIS SECTION 5 TO THE CONTRARY, THE SALE, CONVEYANCE, ASSIGNMENT, AND TRANSFER OF THE BESS INTEREST, THE USSC INTEREST AND THE USS DE MEXICO SHARE, AND THE UNDERLYING ASSETS, OF USSC AND BESS, AND THEIR AFFILIATES, ARE MADE ON AN "AS IS, WHERE IS, WITH ALL FAULTS" CONDITION AND BASIS. In furtherance of the foregoing, Buyer hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against NVB, Seller and/or their Affiliates arising under or based upon any Law, judicial decision or the common law (including any such Law or judicial decision relating to environmental matters or arising under or based upon any securities law, common law or otherwise) in respect of the subject matter of this Agreement and the Transaction Documents, provided, however, that in no event shall this Section be construed to be a release of NVB, Seller and/or their Affiliates for any express covenants or obligations made or incurred by NVB and Seller in this Agreement or in any of the Transaction Documents or for fraud of NVB, Seller and/or their Affiliates.

6.       REPRESENTATIONS AND WARRANTIES OF BUYER
         ---------------------------------------

      Buyer represents and warrants to Seller that the following statements contained in this Section 6 are true, complete and correct:

6.1 Organization; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Transaction Document to be executed and delivered by or on behalf of Buyer in connection herewith. The execution and delivery of this Agreement and each Transaction Document to be executed by Buyer hereunder have been duly and validly authorized and approved by Buyer's board of directors, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the Transaction Documents. This Agreement and each Transaction Document executed and delivered by Buyer pursuant to this Agreement
         (assuming the valid execution and delivery thereof by the other parties thereto) constitutes, or when executed and delivered will constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

6.2 Governmental Authorities; Consents. Except as set forth on Schedule 6.2, Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with Buyer's execution, delivery or performance of this Agreement or any Transaction Document to be executed and delivered by Buyer in connection herewith and the consummation of the transaction contemplated hereby, and such execution, delivery and performance:
         (a) will not violate any Law by which Buyer is bound, or any agreement to which Buyer is a party, (b) will not violate any provision of the Certificate of Incorporation or the By-Laws of Buyer, and (c) will not result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, any contract, agreement, instrument or indenture to which Buyer is a party. Except as set forth on
         Schedule 6.2, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with Buyer's execution, delivery and performance of this Agreement or any Transaction Document to be executed and delivered by Buyer in connection herewith.

6.3 Investment. Buyer (a) understands that the Interests have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the Interests solely for its own account for investment purposes, not as a nominee or agent, and not with a view to the distribution thereof; (c) is able to bear the economic risk and lack of liquidity inherent in holding the Interests; (d) is an Accredited Investor as defined in Rule 501 of Regulation D of the Securities Act; and (e) is experienced in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risk of such investment.

6.4 Finders Fees. Except for IAS Equities, Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or its Affiliates who might be entitled to any fee or commission from Buyer or its Affiliates upon consummation of the transactions contemplated by this Agreement. Buyer shall pay all fees and expenses owed to IAS Equities, Inc.

6.5 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, against Buyer or its Affiliates, which question the validity of this Agreement, the Transaction Documents or any action taken or to be taken by Buyer or its Affiliates in connection herewith, or that, individually or in the aggregate, would prevent, enjoin or delay the performance by the Buyer or its Affiliates, as applicable, of this Agreement or any other Transaction Document. None of the Buyer or its Affiliates is subject to any judgment that could reasonably be expected to prevent, enjoin or delay materially the performance by the Buyer or its Affiliates, as applicable, of this Agreement or any other Transaction Document.

6.6 Access. Buyer confirms that it currently owns 81% of USSC and USSC owns 40% of BESS. Buyer acknowledges and agrees that it has full access to BESS, USSC and their Affiliates, and has the ability to ask questions to the officers and management employees of USSC, BESS and their Affiliates, and to acquire such additional information about USSC, BESS and their Affiliates', business and financial condition as Buyer has requested.

6.7 Disclosure. Buyer does not have knowledge of any material fact (not known by the Seller's nominees on the BESS Management Committee or on the USSC Board of Directors or by NVB's chief executive officer (collectively, the "Seller Knowledge Persons")) concerning:

            (i) a third-party purchase of equity in USSC, BESS, USS de Mexico or BESS Europe (collectively, the "Unisolar Entities") or the sale, merger or license of all or a significant portion of their respective businesses, where, as to any of the foregoing, the proceeds would be payable, directly or indirectly, to ECD or its Affiliates (excluding from such definition of "Affiliate" for purposes of this Section, the Unisolar Entities); or

            (ii) the future assets, business, prospects, financial condition or results of operations of the Unisolar Entities,

         that, in either case under (i) or (ii), would cause Seller not to consummate the transactions contemplated hereunder. For purposes of this Section, "known" or "knowledge" shall be defined, as to Buyer, as the actual knowledge of any director or officer of Buyer or, as to Seller, as the actual knowledge of the Seller Knowledge Persons.

7.       ADDITIONAL COVENANTS
         --------------------

7.1 Waiver of Right of First Refusal. At the Closing, Buyer shall cause USSC to waive all of its rights of first refusal to the sale of the BESS Interest under Article

         VIII of the LLC Agreement, and Buyer shall cause BESS and Stan Ovshinsky to waive all of their rights of first refusal to the sale of the USS de Mexico Shares.

7.2 Consent to Buyer. At the Closing, Buyer shall cause USSC to consent to the admission of Buyer as a member of BESS. Buyer and USSC shall execute and deliver the consent to admission ("Consent"), in the form of Exhibit 7.2 attached hereto.

7.3 Access and Investigation. Buyer hereby acknowledges and confirms that it and its representatives have full and free access to USSC, BESS, and their Affiliates' properties, contracts, financials, books and records and other documents and data.

7.4      Payment of the Sinvaco Obligation; Warranty Work; and Equipment.
         On or prior to the Closing Date, Buyer shall pay in full, and shall cause BESS and USSC, and their Affiliates, to pay in full the outstanding obligations of Buyer, BESS and USSC, and their Affiliates, as applicable, to Bekaert VDS NV (formerly known as, Sinvaco) for the purchase of consumables (the "Sinvaco Obligation"). Bekaert VDS NV shall retain its obligation to provide warranty work in relation to the Sinvaco Obligation and in relation to the back reflector and ITO equipment from Sinvaco. As of the Closing Date, the outstanding obligation of Buyer to pay Bekaert VDS NV for the Sinvaco equipment will be released in the amount of Four Hundred Six Thousand Five Hundred Sixty-one and 20/100 US Dollars (US $406,561.20), and Bekaert VDS NV will be released from a chargeback from Buyer in the amount of One Hundred Thousand US Dollars (US $100,000).

7.5 Payment of the BENG Obligation. On or prior to the Closing Date, Buyer shall cause Bekaert ECD Solar Systems Europe NV ("BESS Europe") to pay in full the outstanding obligation of BESS Europe to Bekaert Engineering, an unincorporated division of NVB, (the "BENG Obligation").

7.6 Payment of the BCC Obligation. On or prior to the Closing Date, Buyer shall cause BESS Europe to pay in full the outstanding obligation of BESS Europe to Bekaert Coordinatiecentrum NV ("BCC") (the "BCC Obligation").

7.7 Consents of Third Parties. On or prior to the Closing Date, each Party shall use reasonable commercial efforts to obtain any third party consents required for such Party to consummate the transactions contemplated hereunder in accordance with the terms hereof; provided, that Buyer shall be obligated to obtain the releases under Section 2.

7.8 Resignations. At the Closing, Seller shall deliver the resignations of Seller's representatives serving on the Management Committee and/or Board of Directors of BESS, USSC, BESS Europe and USS de Mexico effective as of the Closing Date.

7.9 NVB-USSC License Agreement. NVB and USSC entered into the NVB-United Solar Systems Corp. License Agreement dated April 11, 2000 (the "NVB-USSC License Agreement"). The NVB-USSC License Agreement shall be amended to provide that the licenses granted by NVB thereunder shall become non-exclusive from and after the Closing Date, and all other terms and conditions of such agreement shall remain in full force and effect. To effectuate the foregoing, the form of the Amendment Regarding Termination to NVB-United Solar License Agreement is attached as Exhibit 7.9 hereto, and shall be executed at the Closing.

7.10 Noncompetition Agreement. Buyer, on the one hand, and NVB and Seller, on the other, entered into a certain Noncompetition Agreement dated April 11, 2000 (the "Noncompetition Agreement"). Buyer, NVB and Seller agree that notwithstanding any provisions to the contrary contained in the Transaction Agreements, at and after the Closing NVB and its Affiliates shall retain (subject to USSC's right to use as provided in the NVB-USSC License Agreement, as amended), the worldwide, exclusive, royalty-free and fully paid-up right, including the right to sublicense, to make, use and sell sputter hardware and consumables used therein for making photovoltaic products other than triple-junction products, and all other terms and conditions of the Noncompetition Agreement shall remain the same. The Noncompetition Agreement shall be amended at the Closing to reflect the foregoing, and the Amended and Restated Noncompetition Agreement shall be in the form of Exhibit 7.10 attached hereto.

7.11     Employees.

7.11.1 At or prior to the Closing Date, Buyer shall cause BESS to pay in full the consideration for the leased employees under the Employee Lease Agreement due and owing prior to the Closing Date.
         At the Closing, the Employee Lease Agreement ("Employee Lease Agreement") between Seller and BESS dated April 11, 2000, shall be amended to terminate effective on a mutually agreed upon date, but in no event later than August 31, 2003 (the "Amendment to Employee Lease Agreement"), in the form of Exhibit attached hereto. From and after the Closing, Buyer shall cause BESS to pay all amounts due to Seller, for the services of the leased employees rendered between the Closing Date and August 31, 2003 (the "Transition Period"). Such employees leased during the Transition Period will be listed on an attachment to the Transition Period Agreement.

7.11.2 At or prior to the Closing Date, Buyer shall cause BESS Europe to pay in full the consideration for NVB's or its Affiliates', as the case may be, employees working for BESS Europe due and owing prior to the Closing Date. From and after the Closing, Buyer shall cause BESS Europe to pay all amounts due to NVB and its Affiliates, as the case may be, for the services of NVB or its Affiliates' employees used by BESS Europe during the Transition Period. The terms of such use shall be set forth in the Transition Period Agreement.

7.12 Brys' Consulting Agreement. At or prior to the Closing Date, Buyer shall cause BESS to pay in full Georges Brys' living expense allowance for his consulting services. As of the Closing, the services of Georges Brys at BESS and the Consulting Agreement between Brys and BESS shall be amended effective the Closing Date to provide that Brys resigns as President of BESS and will continue to be available to BESS only for a maximum of three (3) days per month through August 31, 2003, and thereafter the Consulting Agreement will terminate in full (the "Amendment to Consulting Agreement"). BESS shall notify Brys prior to the first day of the month as to the number of days it would like Brys' services during that month. Buyer will cause BESS to pay all travel, lodging and out-of-pocket expenses of Brys for services rendered between the Closing Date and August 31, 2003. To effectuate the foregoing, the form of the Amendment to Consulting Agreement attached as Exhibit 7.12 hereto shall be executed at the Closing.

7.13 Public Announcements. Prior to December 31, 2003, any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Parties mutually agree. Prior to December 31, 2003, except with the prior consent of the Parties, no Party nor any of their representatives shall disclose to any Person any information about the transactions contemplated under this Agreement or the Transaction Documents, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated under this Agreement or the Transaction Documents or this Agreement, except as may be required under applicable Law; provided, that the Parties shall use reasonable commercial efforts to consult with the other in advance of any disclosure required by Law. Notwithstanding the foregoing, Buyer shall be permitted to discuss the contemplated transaction with third party financing sources on a need to know basis, provided such third party agrees to be bound by the confidentiality obligations set forth in this Section.

7.14 Further Assurances. The Parties shall cooperate reasonably with each other Party and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement and the Transaction Documents, and shall
         (a) furnish upon request to each other such further information;
         (b) execute and deliver to each other such other documents; and
         (c) do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents, and the transactions contemplated thereunder.

7.15 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its representatives.

7.16 Performance of Development Work. From and after the Closing Date, subject to agreement of USSC and NVB, NVB may perform development work for USSC and/or its Affiliates at terms and conditions to be agreed upon by NVB and USSC; provided that such terms and conditions will be based upon an arms' length transaction between unrelated parties. Notwithstanding the foregoing, neither USSC nor NVB are obligated to enter into a relationship with the other concerning development work after the Closing.

7.17     Change of Name.

7.17.1 As soon as practical after the Closing Date but in no event later than thirty (30) days thereafter, Buyer shall cause BESS, USSC and any of their Affiliates to amend their governing documents, as the case may be, and take all other actions necessary to change its name, trade name, trademark or any other designation or mark to not include the name "Bekaert" or any derivative thereof;

7.17.2 As soon as practical after the Closing Date but in no event later than forty-five (45) days thereafter, Buyer shall cause BESS, USSC and any of their Affiliates to refrain from using the name "Bekaert" or any derivative thereof in their respective marketing materials including, without limitation, all sales and marketing literature, brochures, pamphlets, and similar matters; and

7.17.3 As soon as practical after the Closing Date but in no event later than August 31, 2003, except as otherwise provided in this Section, Buyer shall cause BESS, USSC and any of their Affiliates to refrain from and cease using the name "Bekaert" or any derivative thereof.

7.18 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Section 8, prior to the Closing Date, each Party will use reasonable commercial efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by it in order to consummate the transactions contemplated hereby.

7.19     Tax Matters.

7.19.1 The Parties acknowledge that the BESS Federal income Tax partnership between Seller and USSC shall terminate effective as of the Closing Date, and that a final Federal partnership return will be required to be filed for such terminated Tax partnership for the period January 1, 2003 through the Closing Date (the "Final Federal Return").

7.19.2 Seller shall prepare or cause to be prepared, and USSC and/or Buyer shall timely file or cause to be timely filed by the due date or extension thereof, all Tax returns (including the Final Federal Return) that are required to be filed for or with respect to BESS for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller will allow Buyer and USSC an opportunity to review and comment upon any such Tax returns. Notwithstanding any other provision hereof, Seller shall have the final and exclusive authority to determine all reporting positions with respect to each such Tax return, provided that such determination shall be made in good faith and in accordance with the provisions of Section 7.19.4. Buyer shall pay and/or reimburse Seller fifty percent (50%)of the costs and fees incurred by Seller in connection with the preparation of any such Tax returns.

7.19.3 Buyer and/or USSC shall prepare or cause to be prepared and file or cause to be filed any Tax returns for or with respect to BESS that are required to be filed for any taxable period which begins on or before the Closing Date and ends after the Closing Date ("Straddle Period"). Buyer will allow Seller an opportunity to review and comment upon any such Straddle Period Tax return. Notwithstanding any other provision hereof, Buyer shall have the final and exclusive authority to determine all reporting positions with respect to each such Straddle Period Tax return, provided that such determination shall be made in good faith and in accordance with the provisions of Section 7.19.4. BESS, USSC and/or Buyer shall be responsible for paying any Tax due upon the filing of any such Tax return.

7.19.4 Each Tax return shall be prepared in accordance with reasonable Tax accounting methods, practices and principles selected by the party responsible for preparing such Tax return, provided that such practice does not have a material adverse effect on the Tax position of any other party. Any position taken on such Tax return shall have at least a more likely than not possibility of being sustained on its merits if challenged by the applicable government or taxing authority.

7.19.5 The Parties shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax returns, including providing powers of attorney, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain (and Buyer shall cause USSC and BESS to retain) all books and records with respect to Tax matters pertinent to BESS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by a Party, any extensions thereof) of the respective taxable periods.

7.19.6 If an audit, investigation or similar proceeding with respect to Tax matters shall be commenced, or a claim shall be made, by any taxing authority, the Party receiving notice of such audit, investigation, similar proceeding or claim shall promptly notify the other Party in writing of such audit, investigation, similar proceeding or claim (a "Tax Proceeding"); provided, however, that failure to give such notice shall not affect the obligations of a Party hereunder unless such failure materially prejudices such Party.

7.19.6.1 With respect to any Tax Proceeding relating to any Tax return of BESS for any taxable period which ends on or before the Closing Date, Seller shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and to settle such Tax Proceeding in any manner in which it chooses. Buyer and USSC shall be entitled to participate in all proceedings with respect to any such Tax Proceeding (at its expense) and to employ counsel of its choice for such purpose. Buyer shall pay and/or reimburse Seller fifty percent (50%) of the costs and fees incurred by Seller in connection with any such Tax Proceeding.

7.19.6.2 With respect to any Tax Proceeding relating to any Straddle Period Tax return of BESS, Buyer and/or USSC shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and to settle such Tax Proceeding
         in any manner in which it chooses.   Seller shall be entitled to
         participate in all proceedings with respect to any such Tax Proceeding (at its expense) and to employ counsel of its choice for such purpose. Any additional Tax due with respect to a Tax Proceeding involving a Straddle Period return shall be paid by BESS, Buyer and/or USSC. Seller shall pay and/or reimburse Buyer fifty percent (50%) of the costs and fees incurred by Buyer in connection with any such Tax Proceeding.

7.19.6.3 Each Party shall provide the other Party or Parties with copies of all material documents with respect to the aforementioned Tax Proceedings.

7.19.6.4 The Parties shall cooperate with each other in contesting any Tax Proceeding, which cooperation shall include the retention and (upon a Party's request) the provision of records and information which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding and, in the case of USSC and Buyer, causing BESS to so cooperate.

7.19.7 Each of the Parties agrees that it shall not (on a Tax return, under audit or otherwise) take a position which is contrary to, or inconsistent with, the manner in which the income/loss of BESS and/or USSC has been reported or allocated (between BESS and USSC or between Seller and USSC) for Tax purposes.

7.20 Trade Receivables. At or prior to the Closing Date, Buyer shall, and Buyer shall cause BESS, USSC and any of their Affiliates to, pay all trade receivables owed to NVB and any of its Affiliates for amounts outstanding prior to the Closing Date.

7.21 Garantie D'Achevement. BCC shall maintain the Garantie D'Achevement with KBC Bank dated December 3, 2002, for the benefit of Copal Belle Boutique SA on behalf of BESS Europe. Buyer and BESS Europe, jointly and severally, shall indemnify BCC against any draws on the Garantie D'Achevement.
         This Garantie will only remain in place until July 15, 2003, and no extensions will be provided.

7.22     Intentionally Omitted.

7.23 Transition Period. The Parties will enter into a Transition Period Agreement ("Transition Period Agreement"), in the form of Exhibit
         7.23 attached hereto, which shall govern the provision of and payments for the use of facilities, services and personnel from the Closing Date for a period to be mutually agreed to by the applicable parties but in no event later than August 31, 2003, as provided therein.

7.24 Severance. Buyer shall pay one-half (1/2) of the total severance cost of any employee of NVB, Seller or any of their Affiliates who was performing services for BESS, USSC or any of their Affiliates, for the portion of such severance attributable to service to BESS, USSC or any of their Affiliates, and is or was terminated by NVB, Seller or any of their Affiliates as a result of this transaction. The remaining one-half (1/2) of such severance shall be paid by NVB (or NVB shall cause its applicable Affiliate to pay such one-half (1/2)).

7.25 Nonsolicitation. For a period of one (1) year after the Closing Date, neither ECD, BESS, USSC nor any of their Affiliates shall, directly or indirectly, hire, solicit to hire, or retain any employee or independent contractor of NVB, Seller or any of their Affiliates, without the prior written consent of NVB or Seller.

7.26 Open Purchase Orders; Unpaid Invoices. From and after the Closing Date, except as otherwise provided in this Agreement, Seller, NVB or the appropriate Affiliate shall fill all open purchase orders from BESS, BESS Europe, USSC, ECD, and their Affiliates entered into prior to the Closing Date. From and after the Closing Date, except as otherwise provided in this Agreement, BESS, BESS Europe, USSC, ECD and their Affiliates shall pay all unpaid invoices from Seller, NVB and their Affiliates, as the case may be.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE
         --------------------------------------------

8.1 Mutual Conditions to Obligations of NVB, Seller and Buyer. In addition to the other conditions set forth in this Section 8, the obligations of each of NVB, Seller and Buyer to take the other actions required to be taken by that Party, as the case may be, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the affected Party, in whole or in part):

8.1.1 Buyer shall have assumed all of Seller's obligations under the LLC

         Agreement, and Seller's right under the foregoing agreement shall be terminated for periods after the Closing Date.

8.1.2 Each material consent required from third parties identified on Exhibit 8.1.2 shall have been obtained and shall be in full force and effect.

8.1.3 Each Party, as applicable, shall have received each other document and obligation required to be delivered or performed by the other Parties under the terms of this Agreement as set forth in Section 9.2.

8.1.4 The Termination Agreement of the MOU shall have been executed by IAS Equities, Inc.

8.2 Conditions to Obligations of Buyer. In addition to the other conditions set forth in Section 8.1, the obligations of Buyer to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.2.1 The representations and warranties of Seller contained herein were true and correct as of the date of this Agreement and continue to be true and correct as of the Closing Date with the same force and effect as though made at such time.

8.2.2 All of the covenants and obligations that Seller and NVB are required to perform, or to comply with, in favor of Buyer, pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with.

8.3 Conditions to Obligations of Seller. In addition to the other conditions set forth in Section 8.1, the obligations of Seller to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.3.1 The representations and warranties of Buyer contained herein were true and correct as of the date of this Agreement and continue to be true and correct as of the Closing Date with the same force and effect as though made at such time.

8.3.2 All of the covenants and obligations that Buyer is required to perform, or to comply with, in favor of Seller or NVB, pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with.

8.3.3 The termination or amendment of NVB, Seller and their Affiliates' obligations under the Transaction Agreements in accordance with this Agreement, in a form acceptable to the applicable parties.

8.3.4 The complete release by the applicable third parties of NVB and/or Seller of their obligations under the Released
         Liabilities including, without limitation, ABN AMRO, Canon and Landlord.

8.3.5    The granting of the Technology Rights.

8.3.6    The payment in full of the Sinvaco Obligation.

8.3.7    The payment in full of the BENG Obligation.

8.3.8    The payment in full of the BCC Obligation.

9.       CLOSING
         -------

9.1      Closing. If the conditions to the parties' obligations enumerated in
         Section 8 are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on May 14, 2003, at 12:00 pm, at the offices of Brouse McDowell, A Legal Professional Association, 1001 Lakeside Ave., Suite 1600, Cleveland, Ohio 44114 or by the exchange of documents by courier and facsimile, or on such other date as the Parties may agree (the "Closing Date"). The transfers and deliveries described in this Section 9 shall be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery shall become effective until all such other transfers and deliveries have also been consummated.

9.2 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

9.2.1 Buyer Deliveries. Buyer shall deliver to NVB and Seller, as the case may be, the following:

9.2.1.1 Payment of Four Million US Dollars (US $4,000,000) in cash to Seller as set forth in Section 1.5;

9.2.1.2 Deposit of Two Million US Dollars (US $2,000,000) with the Escrow Agent;

9.2.1.3  The Escrow Agreement, duly executed by Buyer;

9.2.1.4  Written release of NVB by ABN AMRO  as set forth in Section 2.2.1;

9.2.1.5  The Letters of Credit as set forth in Section 2.2.2.

9.2.1.6  The LLC Assignment, duly executed by Buyer;

9.2.1.7 Buyer shall cause USSC to execute and deliver the Amendment Regarding Termination to NVB-USSC License Agreement;

9.2.1.8 Buyer shall cause BESS to execute and deliver the Amendment to Employee Lease Agreement;

9.2.1.9 Buyer shall cause BESS to execute and deliver the Amendment to Consulting Agreement;

9.2.1.10 The Amended and Restated Noncompetition Agreement, duly executed by Buyer;

9.2.1.11 The Termination and Release Agreement, duly executed by
         Buyer, and Buyer shall cause BESS and USSC to execute and deliver the same;

9.2.1.12 Resolutions of the Board of Directors of USSC and the Management Committee of BESS, authorizing the consents, execution, delivery and performance of the Transaction Documents to which they are parties or signators, executed by the Buyer appointed Representatives of BESS and Buyer appointed Directors of USSC;

9.2.1.13 A certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date, and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing; and

9.2.1.14 Termination Agreement of the MOU, duly executed by Buyer.

9.2.2 NVB and Seller Deliveries. NVB and Seller shall deliver to Buyer, as the case may be, the following:

9.2.2.1  The stock certificates of Seller representing the USSC
         Interest to Buyer, each duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

9.2.2.2 The assignment of the BESS Interest to Buyer, in proper form for transfer;

9.2.2.3 The stock certificates of Seller and NVB's representatives, as applicable, representing the USS de Mexico Share to Buyer, or its designated party, each duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

9.2.2.4  The Escrow Agreement, duly executed by Seller;

9.2.2.5  The LLC Assignment, duly executed by Seller;

9.2.2.6 The Amendment Regarding Termination to NVB-USSC License Agreement, duly executed by NVB;

9.2.2.7 The Amended and Restated Noncompetition Agreement, duly executed by NVB and Seller;

9.2.2.8 The Termination and Release Agreement, duly executed by NVB and Seller;

9.2.2.9  The Amendment to Employee Lease Agreement, duly executed by Seller;

9.2.2.10 Resolutions of the Management Committee of BESS, authorizing the consents, execution, delivery and performance of the Transaction Documents to which it is a party or signator, executed by the Seller appointed
         Representatives of BESS and the Seller appointed
         Director of USSC;

9.2.2.11 A certificate executed by Seller as to the accuracy of Seller's representations and warranties as of the date of this Agreement and as of the Closing Date, and NVB and Seller as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing;

9.2.2.12 Termination Agreement of the MOU, duly executed by NVB and Seller; and

9.2.2.13 Assignment of the Seller/BESS Note, duly executed by Seller.

10.      TERMINATION
         -----------

10.1     Events of Termination.

         This Agreement may be terminated prior to Closing pursuant to the following:

10.1.1 Termination by Buyer. This Agreement may be terminated by Buyer's written notice to the other Parties if (i) a material breach of any provision of this Agreement has been committed by NVB or Seller, and such breach has not been waived by Buyer; or
         (ii) if any condition set forth in Sections 8.1 or 8.2 has not been satisfied as of Closing or if satisfaction of such a condition by Closing is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition before Closing; or (iii) the Closing has not occurred on or before June 30, 2003, or such later date as the Parties may agree upon, unless Buyer is in material breach of this Agreement;

10.1.2 Termination by NVB or Seller. This Agreement may be terminated by NVB or Seller's written notice to the other Parties if (i) a material breach of any provision of this Agreement has been committed by Buyer, and such breach has not been waived by NVB or Seller; or (ii) if any condition set forth in Sections 8.1 or
         8.3 has not been satisfied as of Closing or if satisfaction of such a condition by Closing is or becomes impossible (other than through the failure of NVB or Seller to comply with its obligations under this Agreement), and NVB or Seller has not waived such condition before Closing; or (iii) the Closing has not occurred on or before June 30, 2003, or such later date as the Parties may agree upon, unless NVB or Seller is in material breach of this Agreement; or

10.1.3 Mutual Termination. This Agreement may be terminated by the mutual written consent of the Parties.

10.2     Effect of Termination. Each Party's right of termination under
         Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the

         Parties under this Agreement (but not the obligations under Section 7.13) will terminate, except that the obligations of the Parties in this Section 10.2 and Sections 13 and 14 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

11.      INDEMNIFICATION
         ---------------

11.1 Survival of Representations and Warranties. The representations and warranties of Seller in Section 5 and Buyer in Section 6 shall survive the Closing and continue to be binding thereafter indefinitely.

11.2     Indemnification by Buyer.

11.2.1 Buyer shall defend, indemnify and hold harmless NVB and Seller, and their Affiliates and their respective directors, officers, partners, employees, consultants, agents and representatives (the "Bekaert Indemnified Parties"), from and against all Claims in any way arising out of or relating to:

11.2.1.1 Any inaccuracy in or breach of any representation or warranty by Buyer in this Agreement; and

11.2.1.2 Any breach or nonperformance of any covenant or obligation made or incurred by Buyer, BESS or USSC herein or in any other Transaction Document delivered by or on behalf of Buyer, BESS or USSC in connection herewith.

11.2.2 Subject to the Closing, Buyer shall defend, indemnify and hold harmless the Bekaert Indemnified Parties, from and against all third party Claims in any way arising out of or relating to the business of BESS, USSC or their respective Affiliates (whether arising before or after the Closing Date), including, without limitation, claims of trade creditors or employees, except for express covenants or obligations made or incurred by NVB and Seller in this Agreement or in any Transaction Documents.

11.2.3 Subject to the Closing, Buyer shall indemnify and reimburse the Bekaert Indemnified Parties for all Claims (including without limitation their personnel at their fully burdened rates) incurred by the Bekaert

         Indemnified Parties in settling and obtaining the release of the Canon Guaranty or the Landlord Guaranty and settlement of the underlying claims, to the extent not satisfied in full by the proceeds of the Letters of Credit.

11.3     Indemnification by NVB and Seller.

11.3.1   NVB and Seller shall defend, indemnify and hold harmless
         Buyer, and its Affiliates and its respective directors, officers, partners, employees, agents and representatives (the "Buyer Indemnified Parties"), from and against all Claims in any way arising out of or relating to:

11.3.1.1 Any inaccuracy in or breach of any representation or warranty by Seller in this Agreement; and

11.3.1.2 Any breach or nonperformance of any covenant or obligation made or incurred by NVB and Seller herein or in any other Transaction Document delivered by or on behalf of NVB and Seller in connection herewith.

11.4     Indemnification of Directors and Officers.

11.4.1 To the fullest extent permitted by law, Buyer agrees that from and after the Closing Date and for a period of six (6) years thereafter, it shall not permit any of BESS, USSC or any of their Affiliates, as the case may be, to amend, modify or terminate their respective By-Laws or governing documents or their liability insurance that covers directors and officers
         (so long as it is available on commercially reasonable terms) so as to adversely effect in any way the indemnification or insurance rights of Seller and NVB's employees, consultants, agents and representatives who served on the Board of Directors and/or the Management Committee of BESS, USSC or any of their Affiliates, as well as any Seller and/or NVB employee, consultant, agent or representative who served as an officer of BESS, USSC and/or any of their Affiliates (each, individually, a "Director/ Officer Indemnitee") for such service.

11.4.2 The protections set forth in Section 11.4.1 shall be in addition to any other rights to which a Director/Officer Indemnitee may be entitled under any agreement, as a matter of law or otherwise as to action in the Director/Officer Indemnitee's capacity as a director or officer of BESS, USSC or their Affiliates, as the case may be, and shall inure to the benefit of the respective heirs, successors, assigns, administrators and legal representatives of the Director/Officer Indemnitee.

11.4.3 This Section 11.4 is intended to be for the benefit of, and shall be enforceable by, each of the Director/Officer
         Indemnitees and their respective heirs, successors, assigns, administrators and legal representatives.

11.5 Third Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which the Bekaert Indemnified Parties or the Buyer Indemnified Parties, as the case may be, may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the Party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the Party from whom indemnity is sought to the extent such Party suffers actual prejudice because of the delay. The Party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Party asserting such right to indemnity, unless the proceeding or claim involves only money damages, not an injunction or other equitable relief, and unless the Party from whom indemnity is sought:

         (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Party asserting such right to indemnity, and

         (b) furnishes satisfactory evidence of its financial ability to indemnify the Party asserting such right to indemnity,

         in which case the Party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the Party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the Party asserting such right to indemnity, any settlement made by the Party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the Party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the Party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the Party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the Party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

12.      DEFINITIONS
         -----------

12.1 Definitions. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

         "AAA" shall have the meaning set forth in Section 13.3.

         "ABN AMRO" shall mean ABN AMRO Bank N.V., a Belgian corporation.

         "ABN AMRO Facility Letter" shall have the meaning set forth in
         Section 2.1.2.

         "ABN AMRO Guarantees" shall have the meaning set forth in Section
         2.1.2.

         "ABN AMRO Joint and Several Guaranty" shall have the meaning set forth in Section 2.1.2.

         "ABN AMRO Several Guarantee" shall have the meaning set forth in
         Section 2.1.2.

         "Affiliate" of any Person shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. However, such individual, partnership, corporation, trust or other entity or association shall be deemed to be an Affiliate only as long as such control exists.

         "Agreement" shall mean this Purchase, Sale and Termination of Interests Agreement.

         "Amended and Restated Noncompetition Agreement" shall have the meaning set forth in Section 7.10.

         "Amendment to Consulting Agreement" shall have the meaning set forth in Section 7.12.

         "Amendment to Employee Lease Agreement" shall have the meaning set forth in Section 7.11.1.

         "Amendment Regarding Termination to NVB-United Solar License Agreement" shall have the meaning set forth in Section 7.9.

         "Arbitration Notice" shall have the meaning set forth in Section
         13.2.

         "Arbitrator" shall have the meaning set forth in Section 13.3.

         "BCC" shall mean Bekaert Coordinatiecentrum NV, a Belgian corporation.

         "BCC Obligation" shall have the meaning set forth in Section 7.6.

         "Bekaert Indemnified Parties" shall have the meaning set forth in
         Section 11.2.1.

         "BENG Obligation" shall have the meaning set forth in Section 7.5.

         "BESS" shall mean Bekaert ECD Solar Systems LLC, a Delaware limited liability company.

         "BESS Europe" shall mean Bekaert ECD Solar Systems Europe NV, a Belgian corporation.

         "BESS Interest" shall have the meaning set forth in Section 1.1.

         "Business Day" shall mean Monday through Friday, except for a legal or bank holiday.

         "Buyer" shall mean Energy Conversion Devices, Inc., a Delaware corporation.

         "Buyer Indemnified Parties" shall have the meaning set forth in
         Section 11.3.1.

         "Canon" shall mean Canon Inc., a Japanese corporation.

         "Canon Guaranty" shall have the meaning set forth in Section 2.1.1.

         "Claims" shall mean any claim, Liability, Tax, loss, damage (including any diminution in value), cost, fee, penalty and expense (including attorneys' fees).

         "Close Corporation Agreement" shall mean the Close Corporation Shareholder Agreement between Buyer, Seller and USSC dated April 11, 2000.

         "Closing Date" or "Closing" shall have the meaning set forth in
         Section 9.1.

         "Consent" shall have the meaning set forth in Section 7.2.

         "Director/Officer Indemnitee" shall have the meaning set forth in
         Section 11.4.1.

         "Disagreement" shall have the meaning set forth in Section 13.1.

         "ECD/BESS License Agreement" shall mean the ECD/Bekaert-ECD Solar Systems LLC License Agreement between Buyer and BESS dated April 11, 2000.

         "ECD/BESS Note" shall have the meaning set forth in Section 4.2.3.

         "ECD Note" shall have the meaning set forth in Section 2.3.

         "Employee Lease Agreement" shall have the meaning set forth in
         Section 7.11.1.

         "Escrow Agent" shall have the meaning set forth in Section 1.6.

         "Escrow Agreement" shall have the meaning set forth in Section 1.6.

         "Final Federal Return" shall have the meaning set forth in Section 7.19.1.

         "Foundation Agreement" shall mean the Foundation Agreement between USSC, Buyer and Seller dated March 17, 2000.

         "Fujilease" shall mean the Lease and Security Agreement between USSC and Fujilease Corporation dated November 21, 1997.

         "Global IP Agreement" shall mean the Global IP Agreement between NVB, Buyer and Canon, dated April 11, 2000.

         "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

         "Interests" shall mean the BESS Interest and the USSC Interest.

         "Know-How Cross License Agreement" shall mean the Know-How Cross License Agreement between Canon, Buyer and USSC dated July 6, 1990, as amended April 11, 2000.

         "Landlord" shall have the meaning set forth in Section 2.1.3.

         "Landlord Guaranty" shall have the meaning set forth in Section
         2.1.3.

         "LaSalle Lease" shall have the meaning set forth in Section 2.1.2.

         "Law" shall mean any national, regional or local law, statute, regulation, decree, ordinance, rule or order, whether existing previously or as of the date hereof.

         "Letters of Credit" shall have the meaning set forth in Section
         2.2.2.

         "Liability" or "Liabilities" means responsibilities, obligations, duties, commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

         "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, mortgage, charge, pledge, or any other title defect or restriction of any kind.

         "LLC Agreement" shall have the meaning set forth in Section 3.1.

         "LLC Assignment" shall have the meaning set forth in Section 3.1.

         "Membership Interest" shall mean a "Limited Liability Company Interest," as defined in Section 18-1701 of the Delaware Limited Liability Company Act, 6 Del. C.ss.18-101 et seq., as amended.

         "MOU" shall mean the Memorandum of Understanding between IAS Equities, Inc., Seller, Buyer and NVB dated April 11, 2003.

         "Noncompetition Agreement" shall have the meaning set forth in
         Section 7.10.


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


         "Note Guaranty" shall have the meaning set forth in Section 2.4.

         "NVB" shall mean N.V. Bekaert S.A., a Belgian corporation.

         "NVB-USSC License Agreement" shall have the meaning set forth in
         Section 7.9.

         "Patent Cross License Agreement" shall mean the Patent Cross License Agreement between Canon and USSC dated May 29, 1997, as amended April 11, 2000.

         "Party" and "Parties" shall mean Seller, NVB and Buyer individually, or collectively.

         "Person" means any individual, corporation, partnership, association or any other entity or organization.

         "Released Liabilities" shall have the meaning set forth in Section
         2.1.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall mean Bekaert Corporation, a Delaware corporation.

         "Seller/BESS Note" shall have the meaning set forth in Section 1.4.

         "Seller Knowledge Persons" shall have the meaning set forth in
         Section 6.7.

         "Sinvaco Obligation" shall have the meaning set forth in Section
         7.4.

         "Straddle Period" shall have the meaning set forth in Section
         7.19.3.

         "Subscription Agreement" shall mean the Bekaert ECD Solar Systems LLC Subscription Agreement between Seller, BESS and USSC dated April 11, 2000.

         "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty or addition thereto.

         "Tax Proceeding" shall have the meaning set forth in Section 7.19.6.

         "Technology Rights" shall mean the rights granted under Sections 7.9 and 7.10 to NVB and its Affiliates.

         "Termination Agreement of the MOU" shall mean the Termination Agreement of IAS Equities, Inc. dated of even date herewith.

         "Termination and Release Agreement" shall have the meaning set forth in Section 4.3.

         "Transaction Agreements" shall have the meaning set forth in Section 5 of the Foundation Agreement and the Foundation Agreement.

         "Transaction Documents" shall mean all agreements, instruments and documents to be executed and delivered in connection with this Agreement.

         "Transition Period" shall have the meaning set forth in Section
         7.11.1.

         "Transition Period Agreement" shall have the meaning set forth in
         Section 7.23.

         "Unification Agreement" shall mean the Unification Agreement between Seller and USSC dated April 11, 2000, as amended and restated by the Amended and Restated Unification Agreement dated December 21, 2001.

         "Unisolar Entities" shall have the meaning set forth in Section 6.7.

         "USS de Mexico" shall mean United Solar Systems de Mexico, S.A. de C.V., a Mexican corporation, with its principal office at Av. La Paz No. 10009, Parque Industrial Pacifico, Tijuana, Baja California, C.P. 22670, Mexico.

         "USS de Mexico Share" shall have the meaning set forth in Section
         1.3.

         "USSC" shall mean United Solar Systems Corp., a Delaware corporation.

         "USSC Interest" shall have the meaning set forth in Section 1.2.

13.      DISPUTE RESOLUTION
         ------------------

13.1 Applicability. This Section 13 shall apply to any dispute or disagreement arising under or related to this Agreement or the transactions contemplated hereunder (whether arising in contract, tort or otherwise, and whether arising at Law or in equity). Any dispute to which this Section 13 applies is referred to herein as a "Disagreement." The Parties shall resolve any Disagreement in accordance with this Section 13.

13.2 Procedure. If a Disagreement arises, a Party shall submit such Disagreement to binding arbitration under this Section 13 by notifying the other Parties (an "Arbitration Notice").

13.3     Selection of Arbitrator. Any arbitration conducted under this
         Section 13 shall be heard by a sole arbitrator (the "Arbitrator") selected in accordance with this Section 13.3. The Parties shall attempt in good faith to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within ten (10) days following delivery of the Arbitration Notice, any Party may request the American Arbitration Association (or, if such Association has ceased to exist, the principal successor thereto) (the "AAA") to designate the Arbitrator.

13.4 Conduct of Arbitration. The Arbitrator shall expeditiously (and, if possible, within ten (10) days after the Arbitrator's selection) hear and decide all matters concerning the Disagreement. Any arbitration hearing shall be held in New York, New York, USA. The arbitration shall be conducted in accordance with the then current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Each Party shall submit its position on the Disagreement to the Arbitrator. The Arbitrator shall select from among the final positions submitted by the Parties and shall not have authority to construct an independent compromise position. The Arbitrator shall have the power to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrator may propose to the Parties that one or more other experts be retained to assist it in resolving the Disagreement. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Parties and may be enforced in any court of competent jurisdiction. The Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any Party. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated among the Parties in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to another Party.

14.      MISCELLANEOUS
         -------------

14.1 Notices. All notices given under this Agreement or the Transaction Documents shall be in writing and shall be addressed to the Parties at their respective addresses set forth below:


            (a) If to Seller, to:

                  Bekaert Corporation
                  3200 West Market St.
                  Suite 303
                  Akron, OH  44333, USA
                  Attn:  CFO

                  With a copy to:

                  N.V. Bekaert S.A.
                  President Kennedypark 18
                  8500 Kortrijk
                  Belgium
                  Attn:  Legal Department

            (b) If to NVB, to:

                  N.V. Bekaert S.A.
                  President Kennedypark 18
                  8500 Kortrijk
                  Belgium
                  Attn:  Legal Department

            (c) If to Buyer, to:

                  Energy Conversion Devices, Inc.
                  2956 Waterview
                  Rochester Hills, MI  48309, USA
                  Attn: President

                  With a copy to:

                  Energy Conversion Devices, Inc.
                  2956 Waterview

                  Rochester Hills, MI  48309, USA
                  Attn: Legal Department

            A Party may change its address for purposes of this Agreement by giving the other Parties written notice thereof. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two Business Days after being mailed, and notices sent by overnight courier shall be deemed to have been given when received, and otherwise notices shall be deemed to have been given when received.

14.2 Binding Effect. Except as may be otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.3 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

14.4 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement shall be deemed to be a part of this Agreement.

14.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

14.6 No Waiver of Rights. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of a Party, except by an instrument in writing signed by an authorized representative of such Party. Neither the failure nor delay by a Party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power. No waiver by a Party of any breach hereof shall be deemed a waiver of any preceding, continuing or succeeding breach of the same or any other term hereof.

14.7 Pronouns. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

14.8 Time Periods. Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days, unless otherwise provided in this Agreement; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next Business Day.

14.9 Modification or Amendment. No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the Parties and which specifically refers to this Agreement.

14.10 Entire Agreement. This Agreement and the Transaction Documents (including all exhibits and schedules) and the agreements and documents referred to in this Agreement and the Transaction Documents or delivered hereunder are the exclusive statement of the agreement among the Parties concerning the subject matter hereof. All negotiations among the Parties, including the MOU, are merged into this Agreement and the Transaction Documents and the agreements and documents referred to in this Agreement and the Transaction Documents, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the Parties other than those incorporated herein and to be delivered hereunder.

14.11 No Assignment. Neither this Agreement nor any interest herein may be assigned, or any obligation delegated, by a Party hereto without the prior written consent of the other Parties except as expressly provided in this Agreement.

14.12 Severability. If any one or more of the provisions contained in this Agreement or in any document executed in connection herewith (other than provisions constituting a material consideration to a Party's entering into this Agreement or such other document) shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, provided, however, that in such case the Parties shall use their reasonable commercial efforts to achieve the purpose of the invalid provision.

14.13 Governing Law. This Agreement and all actions contemplated hereby shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to the principles of conflict of laws.

14.14 Survival. The provisions of this Agreement shall survive the Closing unless otherwise limited by time as set forth herein.

      [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                          BEKAERT CORPORATION


                                          By:    /S/Albrecht De Graeve
                                                 ______________________________
                                          Name:  Albrecht De Graeve
                                          Title: Attorney-in-Fact


                                          By:    /S/David R. Best
                                                 ______________________________
                                          Name:  David R. Best
                                          Title: Chief Financial and
                                                   Administrative Officer


                                          N.V. BEKAERT S.A.

                                          By:    /S/Albrecht De Graeve
                                                 ______________________________
                                          Name:  Albrecht De Graeve
                                          Title: Attorney-in-Fact


                                          By:    /S/David R. Best
                                                 ______________________________
                                          Name:  David R. Best
                                          Title: Chief Financial and
                                                   Administrative Officer


                                          ENERGY CONVERSION DEVICES, INC.

                                          By:    /S/Robert C. Stempel
                                                 ______________________________
                                          Name:  Robert C. Stempel
                                          Title: Chairman